News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
THIRD QUARTER 2011 RESULTS

●	Earnings per diluted share for third quarter 2011 of $0.41, up 8% over 2010
●	Quarterly premium revenues of $1.1 billion, up 13% over 2010
●	Quarterly operating income of $33.6 million, up 12% over 2010
●	EBITDA of $51.4 million, up 10% over 2010
●	Aggregate membership up 5% over 2010
●	Repurchase authorized for up to $75 million in the aggregate of either common stock or convertible debt

Long Beach, California (October 25, 2011) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the third quarter and nine months ended September 30, 2011.

Net income for the quarter was $19.0 million, or $0.41 per diluted share, compared with net income of $16.2 million, or $0.38 per diluted share, for the quarter ended September 30, 2010.

“Our diversification strategy and our focus on our less mature health plans were the keys to success in the third quarter,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “The improved performance of Molina Medicaid Solutions and of our Florida and Texas health plans, compared with the second quarter of this year, offset a $7.5 million premium reduction in California.  Today, Molina Healthcare is a geographically diversified company offering a variety of services to meet the health care needs of low income families and the government agencies that assist them.  Our third quarter results demonstrate that we have many ways to serve the expected growth in our markets.”

Earnings Per Share Guidance

The Company reaffirms its earnings per diluted share guidance for fiscal year 2011 of $1.55.

Overview of Financial Results

Third Quarter 2011 Compared with Second Quarter 2011

Income before taxes in the third quarter of 2011 increased by approximately $1.5 million compared with the second quarter of 2011.

●	Premium revenue increased approximately 1%, primarily due to higher enrollment.
●	Consolidated medical costs were flat on a per-member-per-month (PMPM) basis. Inpatient facility utilization and pharmacy utilization were essentially flat.
●	Performance of the Florida and Texas health plans improved.
●
Performance of the California health plan declined as a result of an estimated 6% rate cut that will be retroactive to July 1, 2011.  The amount reserved for the estimated rate cut was approximately $7.5 million.

●
Premium revenue was reduced due to a minimum medical cost floor in New Mexico and a profit cap in Texas amounting to $5.9 million in the third quarter of 2011 compared with $5.1 million in the second quarter of 2011.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

Third Quarter 2011 Compared with Third Quarter 2010

Compared with the third quarter of 2010, the Company’s third quarter of 2011 was marked by improved performance of its health plans segment due to a 13% increase in premium revenue, partially offset by a decrease in the profitability of the Molina Medicaid Solutions segment.  Earnings per share in the third quarter of 2011 were up 8% over the third quarter of 2010, operating income was up 12%, and membership on a member-month basis grew by 8%.

Health Plans Segment

Premium Revenue

In the three months ended September 30, 2011, compared with the three months ended September 30, 2010, premium revenue grew 13% due to a membership increase of approximately 8% (on a member-month basis) and a PMPM revenue increase of approximately 5%.  Medicare premium revenue was $101.5 million for the three months ended September 30, 2011, compared with $70.7 million for the three months ended September 30, 2010.  In addition to the $7.5 million reduction to revenue in the third quarter of 2011 for the estimated premium reduction in California, the Company reduced revenue by $5.9 million in the third quarter of 2011 due to a minimum medical cost floor in New Mexico and a profit cap in Texas.  In the third quarter of 2010, the Company reduced certain accruals for these items, resulting in an increase to revenue of $2.9 million.

Medical Care Costs

The ratio of medical care costs to premium revenue (the medical care ratio, or MCR) was essentially flat, increasing to 84.3% in the three months ended September 30, 2011, compared with 84.2% for the three months ended September 30, 2010.  Total medical care costs increased approximately 5% PMPM.

●
Fee-for-service and capitation costs combined increased approximately 4%. Excluding the disproportionate impact of the Texas health plan, where the Company has experienced high utilization and unit costs for both physician and outpatient services (which include personal care services), fee-for-service costs were flat PMPM.

●	Capitation costs decreased approximately 12% PMPM, primarily due to the transition of members in Michigan and Washington into fee-for-service networks.
●	Fee-for-service costs increased approximately 8% PMPM, partially due to the transition of members from capitated provider networks into fee-for-service networks.
●	Pharmacy costs increased approximately 9% PMPM.
●	Hospital utilization decreased approximately 7%.

The medical care ratio of the California health plan increased to 88.8% in the three months ended September 30, 2011, from 80.3% in the three months ended September 30, 2010.  The California health plan reduced premium revenue by approximately $7.5 million in the third quarter of 2011 for premium reductions estimated to be retroactive to July 1, 2011.  The California Department of Health Care Services has indicated that it will reduce certain provider payments by approximately 10% retroactive to July 1, 2011.  The Company believes that this reduction to provider payments will translate into a premium reduction of approximately 6% for the California health plan.  At September 30, 2011, the California health plan had not recorded any potential recovery of provider payments related to this estimated premium reduction.  Also in the third quarter of 2011, the California health plan added approximately 7,000 new Aged, Blind or Disabled, or ABD, members with an average premium revenue of approximately $450 PMPM.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

The medical care ratio of the Florida health plan decreased to 89.2% in the three months ended September 30, 2011, from 97.2% in the three months ended September 30, 2010, primarily due to initiatives implemented to reduce pharmacy and behavioral health costs.  The Florida health plan received a premium rate increase of approximately 7.5% effective September 1, 2011.

The medical care ratio of the Michigan health plan decreased to 82.0% in the three months ended September 30, 2011, from 85.7% in the three months ended September 30, 2010, primarily due to improved Medicare performance and lower capitation and physician/outpatient costs combined.  The Michigan health plan received a premium rate increase of approximately 1% effective October 1, 2011.

The medical care ratio of the Missouri health plan decreased to 78.1% in the three months ended September 30, 2011, from 86.7% in the three months ended September 30, 2010.  Medical costs were flat compared with the prior period, while the health plan received a premium rate increase of approximately 5% effective July 1, 2011.

The medical care ratio of the New Mexico health plan increased to 84.2% in the three months ended September 30, 2011, from 83.5% in the three months ended September 30, 2010.  The New Mexico health plan received a premium rate reduction of approximately 2.5% effective July 1, 2011.  Premium revenues were further reduced due to a 1% increase in the minimum contractual amount the plan is required to spend on medical costs effective July 1, 2011.  As a result of a minimum medical cost floor in the Company’s contract with the state of New Mexico, it reduced premium revenue by $4.4 million in the third quarter of 2011.  In the third quarter of 2010, the Company reduced its accrual for the minimum medical cost floor, resulting in the recognition of an additional $2.8 million of revenue.

The medical care ratio of the Ohio health plan decreased to 78.4% in the three months ended September 30, 2011, from 81.2% in the three months ended September 30, 2010, due to an increase in Medicaid premium PMPM of approximately 4.5% effective January 1, 2011, while fee-for-service costs have increased by only 2.0%.

The medical care ratio of the Texas health plan increased to 93.7% in the three months ended September 30, 2011, from 89.5% in the three months ended September 30, 2010.  Effective September 1, 2011, the Texas health plan added approximately 8,000 ABD Medicaid members and 3,000 Temporary Assistance for Needy Families, or TANF, members in the Jefferson service area, and effective September 1, 2010, the Company added approximately 54,000 members state-wide who are covered under the Children’s Health Insurance Program, or CHIP.  Costs associated with ABD contracts, particularly in the Dallas-Fort Worth region, are running substantially higher than in the Company’s other markets, due to both high utilization and high unit costs.  Molina has undertaken a number of measures –
focused on both utilization and unit cost reductions – to improve the profitability of the Texas health plan.  The medical care ratio of the Texas health plan fell from 95.0% in the second quarter of 2011 to 93.7% in the third quarter of 2011.  Profitability of the CHIP line of business was proportionally higher in Texas, leading to a $1.5 million reduction of revenue as a result of a profit cap in Molina’s contract with the state of Texas.  That profit cap is applied on a product-by-product basis.  In the third quarter of 2010, the Company reduced its accrual for the profit cap, resulting in the recognition of an additional $0.1 million of revenue.  The Texas health plan received a premium rate reduction of approximately 2% effective September 1, 2011.

The medical care ratio of the Utah health plan decreased to 79.3% in the three months ended September 30, 2011, from 84.9% in the three months ended September 30, 2010, primarily due to a reduction in inpatient utilization and a shift in member mix.  The Utah health plan received a premium rate reduction of approximately 2% effective July 1, 2011.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

The medical care ratio of the Washington health plan increased to 82.8% in the three months ended September 30, 2011, from 79.4% in the three months ended September 30, 2010.  Higher fee-for-service and pharmacy costs more than offset lower capitation costs.  The Washington health plan received a premium rate reduction of approximately 1% effective October 1, 2011.

The medical care ratio of the Wisconsin health plan (acquired September 1, 2010) was 79.1% in the three months ended September 30, 2011.  The Wisconsin health plan recorded a premium deficiency reserve of $3.35 million in the first quarter of 2011.  Based on improvements in the health plan’s earnings forecast through the end of the contract period, this reserve was relieved during the second and third quarters.  Absent the premium deficiency reduction, the Wisconsin plan’s MCR would have been approximately 88.1% in the three months ended September 30, 2011.  Molina has undertaken a number of measures – focused on both utilization and unit cost reductions – to improve the profitability of the Wisconsin health plan.

Molina Medicaid Solutions Segment

Molina Medicaid Solutions was acquired on May 1, 2010.  Performance of the Molina Medicaid Solutions segment was as follows:

	Three Months Ended Sept. 30,
	2011	2010
	(In thousands)
Service revenue before amortization	$39,273	$34,926
Amortization recorded as reduction of service revenue	(1,545)	(2,655)
Service revenue	37,728	32,271
Cost of service revenue	34,584	27,605
General and administrative costs	2,069	2,195
Amortization of customer relationship intangibles recorded as amortization	1,282	1,314
Operating (loss) income	$(207)	$1,157

The Company is currently deferring recognition of all revenue as well as all direct costs (to the extent that such costs are estimated to be recoverable) in Idaho until the Medicaid Management Information System, or MMIS,  in that state receives certification from the Centers for Medicare and Medicaid Services, or CMS.  Cost of service revenue for the third quarter of 2011 includes $2.5 million of direct costs associated with the Idaho contract that would otherwise have been recorded as deferred contract costs.  In assessing the recoverability of the deferred contract costs associated with the Idaho contract at September 30, 2011, the Company determined that these costs should be expensed as a period cost.  Financial results remain strong under Molina’s Louisiana, New Jersey, and West Virginia MMIS contracts.

Consolidated Expenses

General and Administrative Expenses

General and administrative, or G&A, expenses, were $99.6 million, or 8.5% of total revenue, for the three months ended September 30, 2011, compared with $88.7 million, or 8.5% of total revenue, for the three months ended September 30, 2010.

Premium Tax Expense

Premium tax expense decreased to 3.2% of premium revenue in the three months ended September 30, 2011, from 3.5% in the three months ended September 30, 2010, due to a shift in revenue to states with comparatively low premium tax rates.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

Interest Expense

Interest expense decreased to $4.4 million for the three months ended September 30, 2011, from $4.6 million for the three months ended September 30, 2010.  Interest expense includes non-cash interest expense relating to the Company’s convertible senior notes, which amounted to $1.4 million and $1.3 million for the three months ended September 30, 2011, and 2010, respectively.

Income Taxes

Income tax expense is recorded at an effective rate of 35.1% for the three months ended September 30, 2011, compared with 36.2% for the three months ended September 30, 2010.  The lower rate in 2011 is primarily due to differences in the amount of discrete tax benefits recorded during the respective periods.

Nine Months Ended September 30, 2011, Compared with Nine Months Ended September 30, 2010

Improved performance of Molina’s health plans segment, again partially offset by a decrease in the profitability of the Molina Medicaid Solution segment, also led to improved performance for the nine months ended September 30, 2011, compared with the nine months ended September 30, 2010.  Earnings per share in the nine months ended September 30, 2011, were up 25% over the comparable period in 2010, premium revenues were up 14%, operating income was up 35%, and membership on a member-month basis grew by 10%.  Medicare premium revenue for the nine months ended September 30, 2011, was $282.3 million compared with $188.6 million for the nine months ended September 30, 2010.

Health Plans Segment

Premium Revenue

In the nine months ended September 30, 2011, compared with the nine months ended September 30, 2010, premium revenue grew 14% due to a membership increase of approximately 10% (on a member-month basis) and a PMPM revenue increase of approximately 4%.  Medicare premium revenue was $282.3 million for the nine months ended September 30, 2011, compared with $188.6 million for the nine months ended September 30, 2010.  Reductions to revenue due to a minimum medical cost floor in New Mexico and a profit cap in Texas amounted to $12.2 million for the nine months ended September 30, 2011.  For the nine months ended September 30, 2010, the Company reduced certain accruals for these items, resulting in an increase to revenue of $0.1 million.

Medical Care Costs

The medical care ratio decreased to 84.3% in the nine months ended September 30, 2011, compared with 85.1% for the nine months ended September 30, 2010.  Total medical care costs increased less than 3% PMPM.

●	Pharmacy costs (adjusted for the state’s retention of the pharmacy benefit in Ohio effective February 1, 2010) increased approximately 6% PMPM.
●	Capitation costs decreased approximately 15% PMPM, primarily due to the transition of members in Michigan and Washington into fee-for-service networks.
●	Fee-for-service costs increased approximately 6% PMPM, partially due to the transition of members from capitated provider networks into fee-for-service networks.
●	Fee-for-service and capitation costs combined increased approximately 2% PMPM.
●	Hospital utilization decreased approximately 7%.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

Molina Medicaid Solutions Segment

Molina Medicaid Solutions was acquired on May 1, 2010; therefore, the nine months ended September 30, 2010, include only five months of operating results for this segment.  Performance of the Molina Medicaid Solutions segment was as follows:

	Nine Months Ended Sept. 30, 2011	Five Months Ended Sept. 30, 2010
	(In thousands)
Service revenue before amortization	$116,567	$57,571
Amortization recorded as reduction of service revenue	(5,277)	(4,246)
Service revenue	111,290	53,325
Cost of service revenue	105,020	41,859
General and administrative costs	6,421	3,161
Amortization of customer relationship intangibles recorded as amortization	3,846	2,143
Operating (loss) income	$(3,997)	$6,162

Cost of service revenue for the nine months ended September 30, 2011, includes $9.5 million of direct costs associated with the Idaho contract that would otherwise have been recorded as deferred contract costs, for the same reasons discussed above, in “Third Quarter 2011 Compared with Third Quarter 2010.”

Consolidated Expenses and Other

General and Administrative Expenses

General and administrative expenses were $291.0 million, or 8.4% of total revenue, for the nine months ended September 30, 2011, compared with $245.6 million, or 8.2% of total revenue, for the nine months ended September 30, 2010.

Premium Tax Expense

Premium tax expense decreased to 3.3% of premium revenue in the nine months ended September 30, 2011, from 3.5% in the nine months ended September 30, 2010, due to a shift in revenue to states with comparatively low premium tax rates.

Interest Expense

Interest expense decreased to $11.7 million for the nine months ended September 30, 2011, from $12.1 million for the nine months ended September 30, 2010.  Interest expense includes non-cash interest expense relating to the Company’s convertible senior notes, which amounted to $4.1 million and $3.8 million for the nine months ended September 30, 2011 and 2010, respectively.

Income Taxes

Income tax expense is recorded at an effective rate of 36.4% for the nine months ended September 30, 2011, compared with 37.3% for the nine months ended September 30, 2010.  The lower rate in 2011 is primarily due to discrete tax benefits recognized for statute closures and prior year tax return to provision reconciliations.  Excluding the discrete tax benefits, the effective tax rate for the nine months ended September 30, 2011, was 37.3%.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

Cash Flow

Cash provided by operating activities was $155.2 million for the nine months ended September 30, 2011, compared with $9.5 million for the nine months ended September 30, 2010.  Deferred revenue, which was a use of operating cash totaling $64.3 million in 2010, was a source of operating cash totaling $42.6 million in 2011.

At September 30, 2011, the Company had cash and investments of $881.0 million, and the parent company had cash and investments of $54.3 million.

Reconciliation of Non-GAAP(1) to GAAP Financial Measures

EBITDA(2)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
	(In thousands)
Net income	$18,950	$16,173	$53,778	$37,342
Add back:
Depreciation and amortization reported in the consolidated statements of cash flows	17,812	16,573	52,414	40,485
Interest expense	4,380	4,600	11,666	12,056
Provision for income taxes	10,236	9,180	30,832	22,171
EBITDA	$51,378	$46,526	$148,690	$112,054

(1)	GAAP stands for U.S. generally accepted accounting principles.
(2)
EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in its industry.

Securities Repurchase Program

The Company’s Board of Directors has authorized the repurchase of up to $75 million in aggregate of either the Company’s common stock or its 3.75% convertible senior notes due 2014.  The repurchase program will be funded with working capital or the Company’s credit facility, and repurchases may be made from time to time on the open market or through privately negotiated transactions.  The repurchase program extends through October 25, 2012, but the Company reserves the right to suspend or discontinue the program at any time.

Under the $7 million securities repurchase program announced by the Company in July 2011, the Company repurchased and retired approximately 400,000 shares of its common stock for $7 million (average cost of approximately $17.47 per share).  This repurchase did not materially impact diluted earnings per share for the three months or nine months ended September 30, 2011.

Conference Call

The Company’s management will host a conference call and webcast to discuss its third quarter results at 5:00 p.m. Eastern time on Tuesday, October 25, 2011.  The number to call for the interactive teleconference is (212) 231-2935.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Tuesday, October 25, 2011, through 6:00 p.m. on Wednesday, October 26, 2011, by dialing (800) 633-8284 and entering confirmation number 21538905.  A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  The Company’s licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.7 million members, and the Company’s subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, anticipated future events (including rate changes), and projected earnings per diluted share for fiscal year 2011.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

●
significant budget pressures on state governments which cause them to lower rates unexpectedly or to rescind expected rate increases, or their failure to maintain existing benefit packages or membership eligibility thresholds or criteria;

●
uncertainties regarding the impact of the Patient Protection and Affordable Care Act, including its possible repeal, judicial overturning of the individual insurance mandate or Medicaid expansion, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures;

●	management of our medical costs, including costs associated with unexpectedly severe or widespread illnesses such as influenza, and rates of utilization that are consistent with our expectations;
●
the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states (including in Washington, Ohio, and Missouri), and our ability to grow our revenues consistent with our expectations;

●	the accurate estimation of incurred but not reported medical costs across our health plans;
●	risks associated with the continued growth in new Medicaid and Medicare enrollees;
●
retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including the California rate cut expected to be retroactive to July 1, 2011, and Medicaid pharmaceutical rebates;

●	the continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
●	the timing of receipt and recognition of revenue and the amortization of expense under the state contracts of Molina Medicaid Solutions in Maine and Idaho;
●
reductions to revenue, additional administrative costs and the potential payment of additional amounts to providers and/or the state by Molina Medicaid Solutions as a result of MMIS implementation issues in Maine and/or Idaho;

●	government audits and reviews, including the audit of our Medicare plans by CMS;
●	changes with respect to our provider contracts and the loss of providers;
●
the establishment, interpretation, and implementation of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, administrative cost and profit ceilings, and profit sharing arrangements;

●	the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
●	the successful integration of our acquisitions;
●	approval by state regulators of dividends and distributions by our health plan subsidiaries;
●	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
●	high dollar claims related to catastrophic illness;
●	the favorable resolution of litigation, arbitration, or administrative proceedings, and the costs associated therewith;
●	restrictions and covenants in our credit facility;
●	the relatively small number of states in which we operate health plans;
●	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs, and the costs and fees associated therewith;
●	a state’s failure to renew its federal Medicaid waiver;
●	an inadvertent unauthorized disclosure of protected health information by us or our business associates;
●	changes generally affecting the managed care or Medicaid management information systems industries;
●	increases in government surcharges, taxes, and assessments;
●	changes in general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward‐looking statements in this release represent our judgment as of October 25, 2011, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except net income per share)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenue:
Premium revenue	$1,138,230	$1,005,115	$3,348,438	$2,947,020
Service revenue	37,728	32,271	111,290	53,325
Investment income	764	1,760	3,804	4,880
Total revenue	1,176,722	1,039,146	3,463,532	3,005,225
Expenses:
Medical care costs	959,158	845,937	2,822,049	2,508,366
Cost of service revenue	34,584	27,605	105,020	41,859
General and administrative expenses	99,610	88,660	290,967	245,619
Premium tax expenses	36,374	35,037	110,633	104,578
Depreciation and amortization	13,430	11,954	38,587	33,234
Total expenses	1,143,156	1,009,193	3,367,256	2,933,656
Operating income	33,566	29,953	96,276	71,569
Interest expense	4,380	4,600	11,666	12,056
Income before income taxes	29,186	25,353	84,610	59,513
Provision for income taxes	10,236	9,180	30,832	22,171
Net income	$18,950	$16,173	$53,778	$37,342

Net income per share(1):
Basic	$0.41	$0.38	$1.18	$0.94
Diluted	$0.41	$0.38	$1.16	$0.93
Weighted average shares outstanding(1):
Basic	45,834	42,177	45,693	39,767
Diluted	46,296	42,546	46,334	40,203

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	81.9%	82.1%	82.0%	83.0%
Ratio of medical care costs not paid directly to providers to premium revenue	2.4%	2.1%	2.3%	2.1%
Medical care ratio(2)	84.3%	84.2%	84.3%	85.1%
General and administrative expense ratio(3)	8.5%	8.5%	8.4%	8.2%
Premium tax ratio(2)	3.2%	3.5%	3.3%	3.5%
Effective tax rate	35.1%	36.2%	36.4%	37.3%

(1)	All applicable share and per share amounts reflect the retroactive effects of the three-for-two common stock split in the form of a stock dividend that was effective May 20, 2011.
(2)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue.
(3)	Computed as a percentage of total operating revenue.

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MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	Sept, 30, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$487,492	$455,886
Investments	324,902	295,375
Receivables	180,039	168,190
Income tax refundable	5,781	―
Deferred income taxes	14,096	15,716
Prepaid expenses and other current assets	22,285	22,772
Total current assets	1,034,595	957,939
Property and equipment, net	127,657	100,537
Deferred contract costs	52,839	28,444
Intangible assets, net	84,495	105,500
Goodwill and indefinite-lived intangible assets	212,484	212,228
Auction rate securities	18,112	20,449
Restricted investments	50,494	42,100
Receivable for ceded life and annuity contracts	23,696	24,649
Other assets	13,932	17,368
	$1,618,304	$1,509,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$361,055	$354,356
Accounts payable and accrued liabilities	141,688	137,930
Deferred revenue	101,701	60,086
Income taxes payable	―	13,176
Total current liabilities	604,444	565,548
Long-term debt	168,109	164,014
Deferred income taxes	22,948	16,235
Liability for ceded life and annuity contracts	23,696	24,649
Other long-term liabilities	17,287	19,711
Total liabilities	836,484	790,157
Stockholders’ equity(1):
Common stock, $0.001 par value; 80,000 shares authorized; outstanding: 45,690 shares at September 30,2011, and 45,463 shares at December 31, 2010
	46	45
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	―	―
Additional paid-in capital	260,166	251,612
Accumulated other comprehensive loss	(1,762)	(2,192)
Retained earnings	523,370	469,592
Total stockholders’ equity	781,820	719,057
	$1,618,304	$1,509,214

(1)	All applicable share and per share amounts reflect the retroactive effects of the three-for-two common stock split in the form of a stock dividend that was effective May 20, 2011.

-MORE-

MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Operating activities:
Net income	$18,950	$16,173	$53,778	$37,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,812	16,573	52,414	40,485
Deferred income taxes	10,908	3,839	8,069	4,463
Stock-based compensation	4,349	2,760	12,723	7,268
Non-cash interest on convertible senior notes	1,384	1,291	4,095	3,800
Amortization of premium/discount on investments	1,861	463	5,300	1,023
Amortization of deferred financing costs	1,444	591	2,451	1,278
Unrealized gain on trading securities	―	(1,310)	―	(4,170)
Loss on rights agreement	―	1,196	―	3,807
Tax deficiency from employee stock compensation	(158)	(293)	(647)	(676)
Changes in operating assets and liabilities:
Receivables	(7,365)	(63,298)	(11,789)	(64,896)
Prepaid expenses and other current assets	961	(2,559)	(1,819)	(7,707)
Medical claims and benefits payable	19,442	4,263	6,699	33,347
Accounts payable and accrued liabilities	8,961	(12,827)	246	15,131
Deferred revenue	(26,898)	18,343	42,600	(64,337)
Income taxes	11,386	(1,583)	(18,957)	3,327
Net cash provided by (used in) operating activities	40,265	(16,378)	155,163	9,485
Investing activities:
Purchases of equipment	(15,055)	(14,395)	(45,921)	(31,918)
Purchases of investments	(74,562)	(70,852)	(258,209)	(162,620)
Sales and maturities of investments	104,979	67,334	226,413	184,170
Net cash acquired (paid) in business combinations	―	7,169	(3,253)	(127,231)
Increase in deferred contract costs	(16,360)	(12,598)	(32,765)	(20,616)
Increase in restricted investments	(164)	(3,759)	(8,394)	(8,513)
Change in other noncurrent assets and liabilities	(2,723)	1,583	(533)	2,340
Net cash used in investing activities	(3,885)	(25,518)	(122,662)	(164,388)
Financing activities:
Amount borrowed under credit facility	―	―	―	105,000
Proceeds from common stock offering, net of issuance costs	―	111,246	―	111,246
Repayment of amount borrowed under credit facility	―	(105,000)	―	(105,000)
Treasury stock purchases	(7,000)	―	(7,000)	―
Credit facility fees paid	(1,125)	―	(1,125)	(1,671)
Proceeds from employee stock plans	―	319	5,640	1,862
Excess tax benefits from employee stock compensation	24	241	1,590	420
Net cash (used in) provided by financing activities	(8,101)	6,806	(895)	111,857
Net increase (decrease) in cash and cash equivalents	28,279	(35,090)	31,606	(43,046)
Cash and cash equivalents at beginning of period	459,213	461,545	455,886	469,501
Cash and cash equivalents at end of period	$487,492	$426,455	$487,492	$426,455

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MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED DEPRECIATION AND AMORTIZATION DATA
(Dollar amounts in thousands)

Depreciation and amortization related to the Company’s Health Plans segment is all recorded in “Depreciation and Amortization” in the consolidated statements of income.  Depreciation and amortization related to the Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of income as follows:

●	Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading “Depreciation and Amortization;”
●	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of “Service Revenue;” and
●	Depreciation is recorded within the heading “Cost of Service Revenue.”

The following table presents all depreciation and amortization recorded in the Company’s consolidated statements of income, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue.

	Three Months Ended Sept. 30,
	2011		2010
	Amount	% of Total Revenue	Amount	% of Total Revenue
Depreciation	$8,234	0.7%	$6,840	0.6%
Amortization of intangible assets	5,196	0.4	5,114	0.5
Depreciation and amortization reported as such in the consolidated statements of income	13,430	1.1	11,954	1.1
Amortization recorded as reduction of service revenue	1,545	0.1	2,655	0.3
Depreciation recorded as cost of service revenue	2,837	0.2	1,964	0.2
Total	$17,812	1.4%	$16,573	1.6%

	Nine Months Ended Sept. 30,
	2011		2010
	Amount	% of Total Revenue	Amount	% of Total Revenue
Depreciation	$22,859	0.7%	$19,963	0.7%
Amortization of intangible assets	15,728	0.5	13,271	0.4
Depreciation and amortization reported as such in the consolidated statements of income	38,587	1.2	33,234	1.1
Amortization recorded as reduction of service revenue	5,277	0.1	4,246	0.1
Depreciation recorded as cost of service revenue	8,550	0.2	3,005	0.1
Total	$52,414	1.5%	$40,485	1.3%

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MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

	Sept. 30, 2011	June 30, 2011	Dec. 31, 2010	Sept. 30, 2010
Total Ending Membership by Health Plan:
California	350,000	348,000	344,000	349,000
Florida	67,000	66,000	61,000	57,000
Michigan	217,000	220,000	227,000	225,000
Missouri	78,000	80,000	81,000	79,000
New Mexico	89,000	89,000	91,000	91,000
Ohio	256,000	245,000	245,000	241,000
Texas	148,000	129,000	94,000	96,000
Utah	82,000	82,000	79,000	78,000
Washington	350,000	345,000	355,000	353,000
Wisconsin(1)	41,000	41,000	36,000	28,000
Total	1,678,000	1,645,000	1,613,000	1,597,000

Total Ending Membership by State for our Medicare Advantage Plans(1):

California	6,500	6,000	4,900	4,300
Florida	700	600	500	500
Michigan	7,600	7,100	6,300	5,700
New Mexico	800	700	600	600
Ohio	100	200	―	―
Texas	600	600	700	600
Utah	7,400	7,000	8,900	8,600
Washington	4,500	4,000	2,600	2,300
Total	28,200	26,200	24,500	22,600

Total Ending Membership by State for our Aged, Blind or Disabled Population:

California	23,700	17,000	13,900	13,500
Florida	10,400	10,300	10,000	9,500
Michigan	31,600	31,600	31,700	31,400
New Mexico	5,600	5,600	5,700	5,700
Ohio	29,900	28,700	28,200	27,900
Texas	61,800	52,000	19,000	18,900
Utah	8,300	8,300	8,000	7,900
Washington	4,700	4,400	4,000	3,700
Wisconsin(1)	1,700	1,700	1,700	1,700
Total	177,700	159,600	122,200	120,200

(1)
Molina acquired the Wisconsin health plan on September 1, 2010.  As of September 30, 2011, the Wisconsin health plan had approximately 2,200 Medicare Advantage members covered under a reinsurance contract with a third party; these members are not included in the membership tables herein.

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MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands, except per-member-per-month amounts)

	Three Months Ended Sept. 30, 2011
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	1,049	$144,888	$138.11	$128,596	$122.58	88.8%	$1,114
Florida	199	51,569	258.96	46,009	231.04	89.2	(17)
Michigan	656	165,636	252.46	135,899	207.13	82.0	9,644
Missouri	234	58,196	248.80	45,428	194.22	78.1	―
New Mexico	267	79,644	297.82	67,043	250.70	84.2	2,084
Ohio	745	232,616	312.55	182,363	245.02	78.4	18,072
Texas	414	105,577	255.25	98,954	239.24	93.7	1,613
Utah	243	69,763	286.47	55,293	227.05	79.3	―
Washington	1,043	211,131	202.49	174,912	167.76	82.8	3,776
Wisconsin(2)	123	17,269	139.95	13,656	110.67	79.1	―
Other(3)	―	1,941	―	11,005	―	―	88
	4,973	$1,138,230	$228.88	$959,158	$192.87	84.3%	$36,374

	Three Months Ended Sept. 30, 2010
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	1,046	$128,350	$122.75	$103,002	$98.51	80.3%	$1,888
Florida	169	43,485	256.25	42,258	249.02	97.2	(14)
Michigan	675	156,609	232.05	134,238	198.90	85.7	9,655
Missouri	236	52,952	224.63	45,930	194.84	86.7	―
New Mexico	274	93,602	341.38	78,121	284.92	83.5	2,170
Ohio	715	210,651	294.55	171,051	239.18	81.2	16,734
Texas	180	48,188	267.95	43,129	239.82	89.5	861
Utah	234	67,566	289.28	57,381	245.67	84.9	―
Washington	1,051	195,578	186.03	155,307	147.73	79.4	3,622
Wisconsin(2)	28	6,310	224.18	6,154	218.65	97.5	―
Other(3)	―	1,824	―	9,366	―	―	121
	4,608	$1,005,115	$218.12	$845,937	$183.58	84.2%	$35,037

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	Molina acquired the Wisconsin health plan on September 1, 2010.
(3)	“Other” medical care costs also include medically related administrative costs at the parent company.

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MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands, except per-member-per-month amounts)

	Nine Months Ended Sept. 30, 2011
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	3,133	$418,961	$133.71	$359,844	$114.84	85.9%	$4,937
Florida	588	150,561	256.13	141,872	241.35	94.2	34
Michigan	2,002	495,971	247.70	399,952	199.75	80.6	29,219
Missouri	722	169,988	235.45	148,135	205.18	87.1	―
New Mexico	808	246,223	304.71	205,659	254.51	83.5	6,472
Ohio	2,218	693,829	312.86	533,216	240.44	76.9	53,629
Texas	1,154	290,787	252.06	271,723	235.54	93.4	5,016
Utah	723	215,205	297.62	167,605	231.79	77.9	―
Washington	3,104	608,998	196.25	515,769	166.20	84.7	11,099
Wisconsin(2)	364	51,526	141.42	47,450	130.23	92.1	44
Other(3)	―	6,389	―	30,824	―	―	183
	14,816	$3,348,438	$226.01	$2,822,049	$190.48	84.3%	$110,633

	Nine Months Ended Sept. 30, 2010
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	3,158	$376,811	$119.32	$316,569	$100.24	84.0%	$5,153
Florida	483	124,035	256.70	116,079	240.23	93.6	(2)
Michigan	2,029	468,723	230.98	395,450	194.87	84.4	29,305
Missouri	704	156,874	222.83	135,766	192.85	86.5	―
New Mexico	834	281,149	336.93	225,346	270.06	80.2	7,161
Ohio	2,083	641,683	308.11	517,951	248.70	80.7	50,251
Texas	426	130,881	307.51	114,593	269.24	87.6	2,247
Utah	685	191,040	278.99	179,816	262.60	94.1	―
Washington	3,080	562,836	182.75	473,609	153.78	84.2	10,278
Wisconsin(2)	28	6,310	224.18	6,154	218.65	97.5	―
Other(3)	―	6,678	―	27,033	―	―	185
	13,510	$2,947,020	$218.14	$2,508,366	$185.67	85.1%	$104,578

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	Molina acquired the Wisconsin health plan on September 1, 2010.
(3)	“Other” medical care costs also include medically related administrative costs of the parent company.

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MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Amounts in thousands, except per-member-per-month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended Sept. 30,
	2011			2010
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee-for-service	$698,995	$140.55	72.9%	$601,836	$130.60	71.1%
Capitation	129,315	26.00	13.5	136,425	29.61	16.1
Pharmacy	89,191	17.93	9.3	76,049	16.50	9.0
Other	41,657	8.39	4.3	31,627	6.87	3.8
Total	$959,158	$192.87	100.0%	$845,937	$183.58	100.0%

	Nine Months Ended Sept. 30,
	2011			2010
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee-for-service	$2,050,430	$138.40	72.7%	$1,763,675	$130.55	70.3%
Capitation	383,955	25.92	13.6	410,321	30.37	16.4
Pharmacy	268,637	18.13	9.5	241,290	17.86	9.6
Other	119,027	8.03	4.2	93,080	6.89	3.7
Total	$2,822,049	$190.48	100.0%	$2,508,366	$185.67	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Sept. 30, 2011	Dec. 31, 2010	Sept. 30, 2010
Fee-for-service claims incurred but not paid (IBNP)	$283,160	$275,259	$271,285
Capitation payable	49,259	49,598	53,410
Pharmacy	16,615	14,649	14,663
Other	12,021	14,850	13,982
	$361,055	$354,356	$353,340

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MOH Reports Third Quarter 2011 Results

October 25, 2011

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per member amounts)
 (Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeding the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Nine Months Ended Sept. 30,		Six Months Ended June 30,	Year Ended Dec. 31,
	2011	2010	2011	2010
Balances at beginning of period	$354,356	$315,316	$354,356	$315,316
Balance of acquired subsidiary	―	―	―	3,228
Components of medical care costs related to:
Current period	2,871,515	2,554,579	1,908,289	3,420,235
Prior periods	(49,466)	(46,213)	(45,398)	(49,378)
Total medical care costs	2,822,049	2,508,366	1,862,891	3,370,857
Payments for medical care costs related to:
Current period	2,522,374	2,219,896	1,584,636	3,085,388
Prior periods	292,976	250,446	290,998	249,657
Total paid	2,815,350	2,470,342	1,875,634	3,335,045
Balances at end of period	$361,055	$353,340	$341,613	$354,356
Benefit from prior period as a percentage of:
Balance at beginning of period	14.0%	14.7%	12.8%	15.7%
Premium revenue	1.5%	1.6%	2.1%	1.2%
Total medical care costs	1.8%	1.8%	2.4%	1.5%
Claims Data:
Days in claims payable, fee-for-service	39	42	39	42
Number of members at end of period	1,678,000	1,597,000	1,645,000	1,613,000
Number of claims in inventory at end of period	132,200	110,200	121,900	143,600
Billed charges of claims in inventory at end of period	$187,000	$158,900	$205,800	$218,900
Claims in inventory per member at end of period	0.08	0.07	0.07	0.09
Billed charges of claims in inventory per member at end of period	$111.44	$99.50	$125.11	$135.71
Number of claims received during the period	12,864,800	10,701,900	8,715,200	14,554,800
Billed charges of claims received during the period	$10,573,900	$8,615,500	$6,963,300	$11,686,100

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